Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Editorial Contacts:
Anne Martino	Bob Richter
NAVTEQ	for NAVTEQ
Tel: 312-894-7038	Tel: 212-802-8588
e-M: anne.martino@navteq.com	e-M: bob@richtermedia.com

NAVTEQ Acquires South Korean Map Provider

Acquisition of Picture Map International (PMI) Provides NAVTEQ Local Presence and Digital Map of South Korea

Chicago, IL – July 11, 2005 – NAVTEQ (NYSE: NVT), a leading global provider of digital map data for vehicle navigation and location-based solutions, has acquired PMI, a prominent South Korean digital map company, for $28.5 million.  With the purchase, NAVTEQ now has a local presence in South Korea and a digital map product available to service the dynamic Korean market.

This agreement brings together two leaders in digital mapping.  Every automobile manufacturer that currently offers a navigation system in Europe and North America uses NAVTEQ maps in one or more of its models, and NAVTEQ is a leading provider of digital maps for the mobile navigation device and location-based services industries.  At $14 million in annual revenue in 2004, PMI’s sales of digital maps and related software and services stem from a robust customer base including the leading Korean wireless carriers, automobile system vendors, online mapping companies and automobile suppliers.

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“With employees in more than 20 countries, NAVTEQ recognizes the enormous value of local expertise,” said Judson Green, President and CEO of NAVTEQ Corporation.  “South Korea represents an important part of our global expansion strategy and PMI’s leadership brings a wealth of market understanding to this new relationship.  Most importantly, the quality focus and field-collection based approach to mapmaking make PMI a strong fit.”

“PMI has always been committed to high quality digital mapping,” said Yong Won Lee, President of PMI.   “We share this strong quality orientation with NAVTEQ.  The two companies share many common practices, including driven verification of navigable driving information.  We are eager to join this global team.”

NAVTEQ continues to focus on expanding its global map coverage, and offering coverage in South Korea is a principle part of this initiative.  South Korea boasts a rapidly growing automotive sector and one of the most advanced wireless markets in the world.  Consumer adoption of location-based services exceeds Europe and North America, creating a high demand for quality digital map data to serve as a foundation for these services.

The acquisition is expected to have no impact on daily operations at PMI.  Mr. Lee will continue in his role as President.

About PMI

PMI, a South Korea based company, is a leading Telematics & GIS solution provider, supplying individuals and enterprises seeking the highest performance with digital map production technology for dynamic internet and mobile environments.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, government and business solutions.  NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 1,600 employees located in 122 offices in 21 countries.

NAVTEQ is a trademark in the U.S. and other countries. © 2005 NAVTEQ. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the

Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in the Company’s Registration Statement on Form S-3 (Registration No. 333-123628), as amended, as filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  NAVTEQ does not undertake any obligation to update any forward-looking statements

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